EXHIBIT 16

January 21, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

I have read the statements made by Windsor Capital Corp. (copy attached), which I understand have been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated January 14, 1998. I agree with the statements concerning my firm in such Form 8-K.

Very truly yours,

/s/ Harvey Judkowitz
Certified Public Accountant

                                   ATTACHMENT

Changes in Registrant's Certifying Accountant

         On January 13, 1998, the firm of Harvey Judkowitz, C.P.A. ("Judkowitz") was dismissed as the Registrant's independent auditor. The Board of Directors has approved Coopers & Lybrand L.L.P. as independent auditors for the year ended January 31, 1998 at the Board of Directors meeting on January 13, 1998.

         The reports of Judkowitz on the Registrant's financial statements for the past two fiscal years did not contain any adverse opinion nor a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         In connection with the audits of the Registrant's financial statements for each of the two fiscal years ended September 30, 1997 and in the subsequent interim period preceding Judkowitz's dismissal there were no disagreements on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of Judkowitz would have caused Judkowitz to make references to the matter in its report.